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                                                           EXHIBIT 10.1



              THIRD AMENDMENT TO AGREEMENT FOR SALE AND PURCHASE
                        OF REAL AND PERSONAL PROPERTY

  THIS THIRD AMENDMENT TO AGREEMENT FOR SALE AND PURCHASE OF REAL AND PERSONAL PROPERTY (hereinafter referred to as the "Amendment"), effective October 23, 2003 (hereinafter referred to as the "Effective Date"), is by and between PRESIDENT BROADWATER HOTEL, L.L.C., a Mississippi limited liability company, successor to BH Acquisition Corporation (hereinafter referred to as "Seller"), and A. D. JULDAN ENTERPRISES, LLC, a Mississippi limited liability company (hereinafter referred to as "Purchaser").

  WHEREAS, Seller and Purchaser entered into that certain Agreement for Sale and Purchase of Real and Personal Property, dated June 2, 2003, and amended by that certain Amendment to Agreement for Sale and Purchase of Real Estate and Personal Property, dated August 29, 2003, and last revised September 5, 2003, and amended by that certain Second Amendment to Agreement for Sale and Purchase of Real Estate and Personal Property, effective as of September 5, 2003 (such agreement and amendments hereinafter collectively referred to as the "Agreement").

  WHEREAS, Seller and Purchase desire to amend the Agreement.

  NOW, THEREFORE, in consideration of the foregoing premises, and other valuable consideration, the receipt and sufficiency of which is acknowledged, Seller and Purchaser agree as follows:

  1. Notwithstanding anything in the Agreement to the contrary, Purchaser's Deposits, and accrued interest thereon, if any, held by Escrow Agent, as provided in Section 2.2(a) and (b) of the Agreement, shall be irrevocable and immediately released by Escrow Agent to Seller and shall not be applied to the Purchase Price. The Purchase Price shall not be reduced by any payment made to Seller as provided herein.

  2. Notwithstanding anything in the Agreement to the contrary, upon execution of the Amendment, Purchaser shall deliver the sum of Twenty-Five Thousand Dollars ($25,000) to Seller at the following address: President Broadwater Hotel, L.L.C., 2110 Beach Boulevard, Biloxi, Mississippi 39531, Attn: Craig Adams. On or before each of the following dates, December 1, 2003, January 1, 2004, and February 1, 2004, Purchaser shall deliver the sum (individually and collectively, the "Initial Extension Fees") of Twenty-Five Thousand Dollars ($25,000) to Seller at the address provided herein, to amount to a total of $100,000 in payments provided herein, no matter when Closing occurs.
The payments provided herein shall be irrevocable and shall not be applied to the Purchaser Price. The Purchase Price shall not be reduced by any payment made to Seller as provided herein.

  3. The Purchaser Price, as provided in Section 2.1 of the Agreement, shall be increased to Thirteen Million One Hundred Thousand Dollars ($13,100,000).

  4. Section 6.1 of the Agreement is hereby deleted in its entirety and replaced with the following:

    6.1 Except as otherwise provided in this Section 6.1, the consummation of 40 the transactions described in this Agreement (the "Closing") shall occur on or before February 27, 2004 (the "Closing Date"), and the closing shall be held at the offices of Allen, Vaughn, Cobb & Hood, P.A. (the "Closing Attorney") in Gulfport, Mississippi. TIME IS OF THE ESSENCE IN REGARD TO THE PERFORMANCE BY PURCHASER AND SELLER OF ALL OF THE PROVISIONS OF THIS AGREEMENT. Purchaser may extend the Closing Date (the "Extension Period") up to two additional months upon delivery to Seller of the additional sum (individually or collectively, the "Additional Extension Fees") of Twenty-Five Thousand Dollars ($25,000) per month. Any and all Additional Extension Fees shall be irrevocable and shall not be applied to the Purchase Price upon Closing. The Purchase Price shall not be reduced by any payment made to Seller as provided herein.

  5. Notwithstanding anything in the Agreement to the contrary, Seller shall have the right to exclusive possession of the Project (the "Possession Period") until April 19, 2004. If such Possession Period extends beyond Closing, Seller shall pay to Purchaser One Dollar ($1.00) at Closing, and Seller shall not be liable to Purchaser for any other payments or fees associated with Seller's possession of the Project during the Possession Period.

  6. Notwithstanding anything in the Agreement to the contrary, the Project conveyed in this Agreement shall include twelve (12) existing golf carts in their current condition and shall not include the following tangible personal property used in connection with the golf course: pro shop inventory, golf course grounds equipment, any and all remaining golf carts and other golf equipment.

  7. This Amendment shall be subject to the approval of the holder of the first deed of trust encumbering the Property and subject to the Purchaser filing its appeal of the decision of the Biloxi City Council's vote upon the application for rezoning of the Property. Purchaser shall promptly deliver reasonable written evidence to Seller of such filing.

  8. Section 9.1 of the Agreement is hereby deleted in its entirety and replaced with the following:

    9.1 If Purchaser (a) fails to purchase the Project by the Closing Date, as such Closing Date may be adjusted as provided in Section 6.1 of this Agreement, for reasons other than Purchaser's inability to obtain a zoning change or variance necessary to convert the Property from a golf course to commercial retail and dense residential site, including the filling in of a manmade pond, or (b) fails to perform any other obligation provided in this Agreement, as the same may be amended from time to time, then Seller shall have the right to (i) terminate this Agreement by giving Purchaser written notice thereof and no party to this Agreement shall have any further claim, agreement, or obligation to any other party to this Agreement, and any lien of Purchaser against the Project shall automatically cease, terminate and be released or (ii) pursue any other remedies available to it at law or in equity, including, without limitation, specific performance.

  9. Except as otherwise modified herein, the terms and conditions of the Agreement, as amended, shall remain in full force and effect and are hereby reaffirmed by the parties.

  10. This Amendment may be executed in any number of counterparts, which,

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taken together, shall constitute one and the same instrument, and may be executed by facsimile transmission, provided that an original promptly follows any such facsimile.

  IN WITNESS WHEREOF, the Seller and Purchaser have caused this Third Amendment to the Agreement for Sale and Purchase of Real and Personal Property to be executed by its proper officers this 24 day of October, 2003, but effective as of October 23, 2003.




SELLER:

PRESIDENT BROADWATER HOTEL, L.L.C.


By:  /s/ Ralph J. Vaclavik
     ---------------------------
Printed Name:  Ralph J. Vaclavik

Title:  Senior Vice President
        Chief financial Officer


PURCHASER:

A. D. JULDAN ENTERPRISES, LLC


By:  /s/ Daniel Chang
     ------------------------
Printed Name:  Daniel Chang

Title:  Member for A.D. Juldan